Exhibit 5.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

December 2, 2022

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”) counsel to Imperial Petroleum Inc., a corporation formed under the laws of the RMI (the “Company”), with respect to that certain Registration Statement on Form F-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”), registering the offering of up to $500,000,000 of any combination of securities of the types specified therein and the distribution agreement prospectus contained therein (the “Prospectus”) for the offering and sale by the Company of up to $50,000,000 of its shares of common stock from time to time (the “Shares”).

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Prospectus; (iii) the Equity Distribution Agreement dated December 2, 2022, among the Company, Maxim Group LLC (“Maxim”) and Virtu Americas LLC (“Virtu” and, together with Maxim, the “sales agents”) (the “Distribution Agreement”); (iv) the Company’s Restated Articles of Incorporation; (v) the Company’s Amended and Restated Bylaws; and (vi) resolutions of the meetings of the Board of Directors of the Company, approving the offering of the Shares and all action relating thereto. We have also examined such corporate documents and records of the Company and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

Under the laws of the RMI when the Shares have been issued and delivered in accordance with the terms of the Registration Statement, the Prospectus and the Distribution Agreement upon payment of the consideration thereof or provided for therein, then the Shares will be validly issued, fully paid and non-assessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement and the Prospectus, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.